SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒       Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLEARBRIDGE ENERGY MIDSTREAM OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

EXPLANATORY NOTE

On March 6, 2024, ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund”) filed a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission. The filing inadvertently omitted certain information related to the Fund’s outstanding preferred shares. The purpose of this filing is to amend and restate the first full paragraph on page 2 of the Proxy Statement to provide information related to the Fund’s preferred shares and such shares respective liquidation preferences. The revised paragraph is provided below. No other changes have been made to the Proxy Statement.

The Board has fixed the close of business on February 7, 2024 as the record date (the “Record Date”) for the determination of stockholders of the Fund entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. The Fund has two classes of shares: Common stock, par value $.001 per share (the “Common Stock”), and fixed-rate Mandatory Redeemable Preferred Stock (the “Preferred Shares”), which, with respect to the Series H, Series I, Series J and Series K Preferred Shares, have a liquidation preference of $100,000.00 per share and, with respect to the Series L Preferred Shares, have a liquidation preference of $30.00 per share (collectively with the Common Stock, the “Shares”). At the Record Date, the Fund had outstanding 12,787,291 shares of Common Stock and 140 Series H Preferred Shares, 30 Series I Preferred Shares, 70 Series J Preferred Shares, 109 Series K Preferred Shares and 566,669 Series L Preferred Shares. Common stockholders of the Fund on that date will be entitled to one vote on each matter for each share held, and a fractional vote with respect to fractional shares, with no cumulative voting rights. Due to the different liquidation preferences for certain series of Preferred Shares, the voting rights of the Preferred Shares are measured by votes per dollars of liquidation preference, as opposed to votes per share, to ensure equal voting rights among the holders of Preferred Shares. Preferred stockholders of the Fund on that date will be entitled to one vote on each matter for every $30.00 of liquidation preference held, with no cumulative voting rights.